Exhibit 99.1

Contact:  Neil Lefort

Senior Vice President

(630) 527-4344

MOLEX REPORTS RECORD REVENUE AND ORDERS

FOR 2007 FIRST FISCAL QUARTER

Provides Outlook for Acquisition of Woodhead Industries

Lisle, IL, USA – October 19, 2006 -- Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, today reported record revenue and orders for the 2007 first fiscal quarter.  The Company also announced the outlook for the second fiscal quarter ending December 31, 2006, and the expected positive impact of the recent acquisition of Woodhead Industries on revenue and earnings per share for the fiscal year ending June 30, 2007.

2007 First Fiscal Quarter Results

Revenue for the quarter ended September 30, 2006 was $829.5 million, an increase of 25.7% over the same period last fiscal year.  Revenue in local currencies increased 24.1%, as currency translation increased revenue by $10.6 million, compared with last year’s first fiscal quarter.  Revenue increased 5.8% sequentially from the quarter ended June 30, 2006.  On August 10, 2006, we completed the acquisition of Woodhead Industries, which accounted for $33.5 million of revenue in the September quarter.  Revenue growth excluding Woodhead was 20.6%.

Net income for the September quarter was $76.8 million, an increase of 64.5% over the same period last fiscal year.  Earnings per share were $0.41, an increase of 64.0% over the same period last fiscal year.   Currency translation decreased net income by $0.3 million in the current quarter, compared with last year’s first fiscal quarter.  Net income for the September quarter rose 9.1% sequentially from the quarter ended June 30, 2006.  The Woodhead Industries acquisition accounted for $1.0 million of net income in the September quarter.

Martin P. Slark, CEO and Vice-Chairman commented, “This was a very strong quarter, with significant and balanced revenue growth in our major markets.   Revenue increased 28% in the consumer market, 22% in the telecom market, and 16% in the data market.  Revenue in the industrial market including the acquisition of Woodhead Industries increased 94%, and by 34% without the inclusion of Woodhead.  Revenue in the automotive market grew 10%, as a result of new project wins and higher connector content within the vehicle.  Revenue in our newer focus medical electronics market grew 26%.  The overall business maintained good momentum, with a 1.04 book-bill ratio for the quarter. We were also pleased with the initial integration of

Woodhead, and the numerous opportunities identified to increase our revenue and profit in the industrial market.”

Gross profit margin was 32.5%, compared with 32.4% in last year’s first fiscal quarter, reflecting continued process improvements and the benefit of last year’s restructuring activity offset by higher costs for raw materials.  Selling, general and administrative expense (SG&A) was 20.0% of revenue, compared with 22.6% in last year’s first fiscal quarter, which included a $5.7 million charge for an automotive customer that filed for bankruptcy.  Beginning July 1, 2006, we began classifying freight to customers and warehouse costs, to cost of sales rather than SG&A.  Cost of sales for the prior year quarter was increased by $12.4 million with a corresponding decrease to SG&A to conform to this change.  Pretax profit margin improved to 13.0%, when compared with 9.9% in last year’s first fiscal quarter.

The effective tax rate for the September quarter was 28.5%, the same rate as in the prior year quarter.   Net profit margin improved to 9.3%, compared with 7.1% in last year’s first fiscal quarter.  Return on invested capital improved to 12.1%, when compared to 8.2% in last year’s first fiscal quarter, a result of increased net income and improvements in capital efficiency.

Cash and marketable securities declined $133.6 million to $351.9 million at September 30, 2006, compared with $485.5 million at June 30, 2006.  The decrease was primarily a result of using cash to fund the Woodhead acquisition.  Long-term debt increased to $134.5 million, as a result of a 15 billion Japanese yen ($127.7 million) 3-year debt financing at an interest rate of approximately 1.3%.

Orders and Backlog

Orders for the first quarter were a record $864.6 million, an increase of 24.7% over the prior year September quarter, and an increase of 10.1% sequentially from the quarter ended June 30, 2006.  The Company’s order backlog on September 30, 2006 was $450.9 million, an increase of 56.6% compared with September 30, 2005.  Woodhead Industries contributed bookings of $30.6 million to the current quarter, and had a backlog of $24.1 million on September 30, 2006.

Research and Development and Capital Spending

Research and development expenditures for the September quarter were $40.7 million, compared with $34.6 million in the prior year September quarter.  Capital expenditures for the September quarter were $75.6 million, compared with $64.1 million in the prior year quarter.  Depreciation expense was $57.9 million, compared with $53.4 million in the prior year quarter.  The increase in R&D and capital spending reflects the continued investment in new product development and production capacity to support the growth in revenue.

Stock Buyback Actions

During the quarter, the Company repurchased 162,500 shares of Class A Common Stock (MOLXA) at a total cost of $5.0 million.  The Company’s Board of Directors previously authorized the repurchase of up to an aggregate $250.0 million of common stock through December 31, 2006. As of September 30, 2006, approximately $45.0 million was remaining under this authorization.

Integration of Woodhead Acquisition

The Company has engaged a multi-functional team to capitalize on the potential synergies between Molex and Woodhead Industries and plan the integration and identification of incremental revenue and profit opportunities.  As part of this process, a significant number of synergies have been identified and the team is currently developing an implementation schedule for these opportunities. The Company expects that when implemented, these opportunities should result in higher profit contribution.

For the fiscal year ending June 30, 2007, the Company estimates that this acquisition will increase total revenue in a range of $190 to $210 million, and earnings per share in a range of $0.02 to $0.04.

2007 Second Fiscal Quarter and Full Fiscal Year Outlook

The Company estimates that revenue for the second fiscal quarter ending December 31, 2006, will be in a range of $830 to $850 million, representing a mid-range increase of 21% compared with last year’s second fiscal quarter.  The Company expects that earnings per share will be in a range of $0.39 to $0.43, representing a mid-range increase of 32% compared with last year’s second fiscal quarter.

Including Woodhead, the Company now expects that financial results for the 2007 fiscal year will be above the outlook given in the release dated August 2, 2006.  The Company now estimates that revenue for the fiscal year ending June 30, 2007 will be in a range of $3.2 to $3.5 billion, and that earnings per share will be in range of $1.63 to $1.73.  This compares with a previous estimate of revenue in a range of $3.0 to $3.3 billion, and earnings per share in a range of $1.60 to $1.70.

Forward-Looking Statements

Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated.  Forward-looking statements are based on currently available information and include, among others, the discussion under “Integration of Woodhead Acquisition” and “2007 Second Fiscal Quarter and Full Fiscal Year Outlook”, as well as statements regarding future growth expectations.  These risks and uncertainties include those associated with the operation of our business, including the risk that customer demand will decrease either temporarily or permanently, whether due to the Company's actions or the demand for the Company's products, and that the Company may not be able to respond through cost reductions in a timely and effective manner; price cutting, new product introductions and other actions by our competitors; fluctuations in the costs of raw materials that the Company is not able to pass through to customers because of existing contracts or market factors; the challenges attendant to plant closings and restructurings, including the difficulty of predicting plant closing and relocation costs, the difficulty of commencing or increasing production at existing facilities, and the reactions of customers, governmental units, employees and other groups; the risks associated with the integration of the Woodhead acquisition; the challenges attendant to plant construction; and the ability to realize cost savings from restructuring activities, as well as difficulty implementing the transition to a Market-Focused Global Organization.  Other risks and uncertainties are set forth in Molex’s documents filed with the Securities and Exchange Commission, including Item 1A of its Form 10-K for the year ended June 30, 2006.  This release speaks only as of its date and Molex disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.

Earnings Conference Call Information

A conference call will be held on Thursday, October 19, 2006 at 4:00 pm central.  Please dial (866) 770-7051 to participate in the conference call.  International callers please dial (617) 213-8064.  Please dial in at least five minutes prior to the start of the call and refer to participant passcode 22253545.  Internet users will be able to access the web-cast, including slide materials, live and in replay in the “Investors” section of the Company’s website at www.molex.com.  A 24-hour telephone replay will be available at approximately 6:00 pm central at (888) 268-8010 or (617) 801-6888 / passcode 54787066.

Other Investor Events

October 27, 2006 – Molex Annual Meeting of Stockholders at the Wyndham Hotel in Lisle, IL

November 29, 2006 – Credit Suisse Technology Conference in Phoenix

December 5, 2006 – NASDAQ 18th Investor Program in London

December 13, 2006 – Raymond James 2006 IT Supply Chain Investor Conference

in New York

January 8, 2007 – JPMorgan 5th Annual Tech Forum in Las Vegas

January 18, 2007 – Molex FY07 Q2 Press Release and Conference Call

Note:  The Company’s SEC filings, as well as news releases and other supplementary financial data are available on the Company’s website at www.molex.com.

Molex Incorporated is a 68-year-old manufacturer of electronic components, including electrical and fiber optic interconnection products and systems, switches and integrated products, with 54 plants in 18 countries throughout the world.

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Editor’s note:  Molex is traded on the NASDAQ Global Select Market (MOLX and MOLXA) in the United States and on the London Stock Exchange.  The Company’s voting common stock (MOLX) is included in the S&P 500 Index.

Molex Incorporated Condensed Consolidated Balance Sheets (in thousands)

	Sept. 30,	June 30,
	2006	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$334,321	$332,815
Marketable securities	17,595	152,728
Accounts receivable, less allowances of $38,269 and $26,513, respectively	731,719	660,665
Inventories	408,220	347,312
Other current assets	82,052	54,713
Total current assets	1,573,907	1,548,233
Property, plant and equipment, net	1,090,285	1,025,852
Goodwill	301,929	149,458
Other assets	290,621	249,698
Total assets	$3,256,742	$2,973,241

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$324,873	$305,876
Accrued expenses	172,023	189,390
Other current liabilities	168,063	99,546
Total current liabilities	664,959	594,812
Other non-current liabilities	16,855	14,709
Accrued pension and postretirement benefits	78,641	75,055
Long-term debt	134,503	7,093
Minority interest in subsidiaries	866	882
Total liabilities	895,824	692,551

Commitments and contingencies	–	–

Stockholders’ equity:
Common stock	10,940	10,900
Paid-in capital	455,053	424,340
Retained earnings	2,544,893	2,481,956
Treasury stock	(755,597)	(743,219)
Accumulated other comprehensive income	105,629	106,713
Total stockholders’ equity	2,360,918	2,280,690
Total liabilities and stockholders’ equity	$3,256,742	$2,973,241

Molex Incorporated Condensed Consolidated Statements of Income (Unaudited) (in thousands, except per share data)

	Three Months Ended
	September 30,
	2006	2005

Net revenue	$829,545	$659,815
Cost of sales	560,136	445,996
Gross profit	269,409	213,819

Selling, general and administrative	165,939	149,050
Restructuring costs	–	4,870
Total operating expenses	165,939	153,920

Income from operations	103,470	59,899

Equity income	1,884	3,109
Interest income, net	2,080	2,313
Other income, net	3,964	5,422

Income before income taxes and minority interest	107,434	65,321

Income taxes	30,616	18,616
Minority interest	67	34

Net income	$76,751	$46,671

Earnings per share:
Basic	$0.42	$0.25
Diluted	$0.41	$0.25

Dividends declared per share	$0.0750	$0.0500

Average common shares outstanding:
Basic	183,763	187,243
Diluted	185,992	188,543

Molex Incorporated Condensed Consolidated Statements of Cash Flows (Unaudited) (in thousands)

	Three Months Ended
	September 30,
	2006	2005
Cash and cash equivalents, beginning of period	$332,815	$309,756

Operating activities:
Net income	76,751	46,671
Add non-cash items included in net income:
Depreciation and amortization	58,122	54,667
Share-based compensation	7,277	6,738
Other non-cash items	3,463	10,475
Changes in assets and liabilities, excluding effects of
foreign currency adjustments:
Accounts receivable	(28,279)	(33,929)
Inventories	(32,722)	(15,708)
Accounts payable	(9,382)	(1,234)
Other current assets and liabilities	(37,232)	(16,533)
Other assets and liabilities	(1,230)	(1,509)
Cash provided from operating activities	36,768	49,638

Investing activities:
Capital expenditures	(75,566)	(64,067)
Proceeds from sales or maturities of marketable securities	3,060,202	379,402
Purchases of marketable securities	(2,925,068)	(305,175)
Acquisitions	(236,626)	–
Other investing activities	4,035	(2,650)
Cash (used for) provided by investing activities	(173,023)	7,510

Financing activities:
Proceeds from revolving credit facility	44,000	–
Proceeds from issuance of long-term debt	131,045	–
Payments of long-term debt	(26,146)	(2,272)
Cash dividends paid	(13,774)	(7,048)
Exercise of stock options	7,362	2,586
Purchase of treasury stock	(5,017)	(50,107)
Other financing activities	517	123
Cash provided by (used for) financing activities	137,987	(56,718)

Effect of exchange rate changes on cash	(226)	(273)
Net increase in cash and cash equivalents	1,506	157
Cash and cash equivalents, end of period	$334,321	$309,913